Exhibit 99.1
Tower Announces Acquisition of OneBeacon’s Personal Lines Division
NEW YORK — February 2, 2010 — Tower Group, Inc. (NASDAQ: TWGP) announced today that it has entered into a definitive agreement to purchase the Personal Lines Division of OneBeacon Insurance Group (NYSE:OB). The transaction involves the acquisition of two insurance companies, two management companies, certain renewal rights and other associated assets. The acquired insurance companies write approximately $250 million of annual premiums, and the acquired management companies are attorneys-in-fact that manage approximately $250 million in annual premium written through two reciprocal insurance companies. Tower will write and manage the private passenger automobile, homeowners and package policies through the companies currently issuing these policies and combine its existing personal lines operations with the business being acquired. Excluded from this transaction are AutoOne, specialty collector car and boat businesses, and Houston General companies. The Personal Lines Division writes business in the Northeastern United States with offices in: Canton, Massachusetts; South Portland, Maine; and Williamsville, New York.
Transaction Highlights:
•	Improves Profitability and Financial Flexibility
o	Tower maintains its annual operating earnings guidance of $3.50 to $3.70 per diluted share for 2010 which includes the effects of the transaction.

o	Leverages the capital provided by the CastlePoint and SUA transactions. No financing is required to complete the transaction. Increased management fees and cash flow are provided from managing the reciprocal insurance companies.
•	Substantially Strengthens Tower’s Personal Lines Platform Capabilities
o	Combines the personal lines businesses of Tower and OneBeacon to create a separate and distinct business segment with annualized premiums written and managed of approximately $700 million.

o	Expands Tower’s suite of personal lines insurance products to include private passenger automobile, homeowners, umbrella, and the signature package product, OneChoice CustomPac, which provides customers with one policy for all of their homeowners, auto and umbrella needs.

o	Adds an excellent management team and experienced employees who will join Tower to ensure continuity in underwriting, customer service and producer relationships.
•	Offers Additional Market and Distribution Opportunities
o	Provides access to over 900 retail agencies in the Northeast with cross-selling of non-personal lines products to new agents through Tower’s existing companies.

o	Augments our personal lines product offerings for cross-selling opportunities to Tower’s existing agents.

o	Potentially expands Tower’s personal lines product offerings to territories outside the Northeast and into market segments such as non-standard auto and alternative distribution sources.
•	Enhances Market Cycle Management Capabilities
o	Allows for opportunistic growth at this point in the market cycle through the consolidation of a profitable book of business, thereby achieving growth while maintaining selective and disciplined underwriting.

o	Increases product diversification, underwriting profitability and return on equity through the allocation of capital to more profitable business opportunities within our commercial and specialty segments.
Michael Lee, President and Chief Executive Officer of Tower, stated, “This transaction provides us with a unique opportunity to add a very high quality franchise to Tower’s group of companies. The transaction is consistent with our long term strategic plan to expand our diversified platform through acquisitions by strengthening our personal lines product offering, generating additional fee income from the management of the reciprocals and delivering greater value to our producers and customers. We are also very pleased with our ability to gain access to OneBeacon’s robust personal lines operating platform, experienced management team and staff, as well as their long tenured producers throughout the Northeast.”
For the purchase price of $32.5 million plus book value, Tower will acquire Massachusetts Homeland Insurance Company, York Insurance Company of Maine and two management companies. The management companies are the attorneys-in-fact for Adirondack Insurance Exchange, a New York reciprocal insurer, and New Jersey Skylands Insurance Association, a New Jersey reciprocal insurer, and its New Jersey domiciled stock insurance subsidiary, New Jersey Skylands Insurance Company. Tower will also purchase the surplus notes issued by the two reciprocal insurers for an amount equal to the statutory surplus in the exchanges (approximately $103 million at December 31, 2009). This transaction is subject to approvals by the appropriate regulatory agencies and is expected to close at the end of the second quarter of 2010.
Investor Call and Presentation
Tower will host a conference call on Wednesday, February 3, 2010 at 11:00 A.M. (ET) to discuss the transaction. The Call-in number is: 888-437-9366; international 719-325-2409. This conference call will also be broadcast live over the Internet. To access the presentation and a listen-only webcast over the Internet, please visit the Investor Information section of Tower’s website, www.twrgrp.com.
Please access the website at least 15 minutes prior to the call to register and to download any necessary audio software. If you are unable to participate during the live conference call, a listen-only webcast will be archived in the Investor Information section of the website.
About Tower Group, Inc.
Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower’s insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
For more information visit Tower’s website at
http://www.twrgrp.com/
Contact Information:
Thomas Song
Managing Vice President
Tower Group, Inc.
212-655-4789
tsong@twrgrp.com